Exhibit 5.1

Harney Westwood & Riegels (BVI) LP Craigmuir Chambers, PO Box 90 Road Town, Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

14 May 2025

BY EMAIL

george.weston@harneys.com

+1 284 852 4333

043011.0051-GYW-KYD

Antelope Enterprise Holdings Ltd.

Room 1802, Block D, Zhonghai International Center

Hi-Tech Zone, Chengdu

Sichuan Province

People’s Republic of China

Dear Sir or Madam

Antelope Enterprise Holdings Ltd., Company No 1542549 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the registration by the Company of 280,000 additional Class A ordinary shares, no par value per share (Class A Ordinary Shares), issuable pursuant to an the amended and restated 2025 Equity Incentive Plan (Plan) adopted by the board of directors (Board) of the Company and a Registration Statement on Form S-8 (Registration Statement) to be filed with the Securities and Exchange Commission (Commission) under the United States of America Securities Act of 1933, as amended (Securities Act).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Authorised Shares. The Company is authorised to issue a maximum of 300,000,000 shares, consisting of 200,000,000 Class A Ordinary Shares of no par value, 50,000,000 Class B Ordinary Shares of no par value, and 50,000,000 preferred shares of no par value.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm. A list of partners is available for inspection at our offices.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

3	Valid Issuance of Shares. The Shares, when issued and sold in accordance with the Registration Statement and duly passed resolutions and once consideration of not less than the par value is paid per share, will be duly authorized, validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Shares in the Company are issued when the name of the shareholder is entered on the register of members of the Company.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the 2024 Plan or Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

Harney Westwood & Riegels (BVI) LP

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Schedule 1

List of Documents and Records Examined

1	A copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 9 May 2025, which our searches dated 14 May 2025 indicated were not subsequently amended.

2	The records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 9 May 2025 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate).

3	The public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 14 May 2025.

4	A certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 14 May 2025.

5	A director’s certificate dated 14 May 2025;

6	The records of proceedings on file with, and available for inspection on 14 May 2025 at the High Court of Justice, British Virgin Islands.

7	A copy of the written resolutions of the board of directors of the Company dated 13 May 2025 approving the matters relating to this opinion (Resolutions).

(1 - 7 above are Corporate Documents).

8	The Registration Statement.

9	The 2025 Plan.

(8 & 9 above are the Transaction Documents).

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the issuance of the shares in accordance with the Transaction Documents to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

2	Authenticity of Documents. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Transaction Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

3	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

5	Resolutions. The Resolutions remain in full force and effect.

6	Shares. That consideration shall be paid in cash for each Share issued under the 2025 Plan and that such consideration shall be no less than the par value of the Share to be issued.

7	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Transaction Documents.

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Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Corporate Documents.

3	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

4	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, it must pay its annual licence fees to the Registrar of Corporate Affairs, and comply with its mandated statutory obligations.

5	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

7	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act, Revised Edition 2020.

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